EXHIBIT 4.14
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description sets forth certain material terms and provisions of our common shares, par value $0.01 per share, which is the only security of Kite Realty Group Trust or Kite Realty Group, L.P. registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes relevant provisions of the Maryland General Corporation Law and certain provisions of our declaration of trust and bylaws. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Maryland law and our declaration of trust and our bylaws, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.14 is a part. We encourage you to read the declaration of trust, the bylaws and the applicable provisions of Maryland law for additional information. Unless the context suggests otherwise, references herein to “we,” “us,” “our” or the “Company” refer to Kite Realty Group Trust.
Authorized Capital Shares
Our declaration of trust currently provides that we may issue up to 490,000,000 common shares of beneficial interest, par value $0.01 per share, and 20,000,000 preferred shares of beneficial interest, par value $0.01 per share.
Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.
DESCRIPTION OF COMMON SHARES
Voting Rights of Common Shares
Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.
Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust and bylaws provide for approval by a majority of all votes entitled to be cast on all other matters in all situations permitting or requiring action by shareholders except with respect to the election of trustees (which requires a majority of all the votes cast in an uncontested election at a meeting of our shareholders at which a quorum is present), dissolution (which requires two-thirds of all the votes entitled to be cast) and removal of trustees (which requires two-thirds of all the votes entitled to be cast). Our declaration of trust permits the trustees to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.
Dividends, Liquidation and Other Rights
All common shares offered will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends when, as and if declared by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of the securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.
Power to Classify and Reclassify Shares and Issue Additional Common Shares or Preferred Shares
Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest.
To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust allows us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.
Holders of our common shares do not have preemptive rights, which means they have no right to acquire any additional shares that we may issue at a subsequent date.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Broadridge Financial Solutions, Inc.
Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws
The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws.
Number of Trustees; Vacancies
Our declaration of trust and bylaws provide that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualify. Under Maryland law, our board may elect to create staggered terms for its members.
Our bylaws provide that at least a majority of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange.
Removal of Trustees
Our declaration of trust provides that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations
Our board has approved a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:
•any person who beneficially owns 10% or more of the voting power of our shares; or
•an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.
A person is not an interested shareholder under Maryland law if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.
After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and
•two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.
These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.
Control Share Acquisitions
Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.
If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem for the fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.
Merger, Amendment of Declaration of Trust
Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Under our declaration of trust, we cannot dissolve or merge with another entity without the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Our declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.
Limitation of Liability and Indemnification
Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:
•actual receipt of an improper benefit or profit in money, property or services; or
•a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.
Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our declaration of trust and bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.
Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:
•the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and was committed in bad faith;
•was the result of active and deliberate dishonesty;
•the trustee or officer actually received an improper personal benefit in money, property or services; or
•in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in an action by us or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:
•a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•a written undertaking to repay the amount reimbursed if the standard of conduct is not met.
In addition, we have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.
Operations
We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.
Term and Termination
Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.
Meetings of Shareholders
Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the chair of our board of trustees, our President or our Chief Executive Officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.
Advance Notice of Trustee Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:
•pursuant to our notice of the meeting;
•by our board of trustees; or
•by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:
•by our board of trustees; or
•provided that the meeting has been called in accordance with our bylaws, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting in the election of each individual so nominated and has complied with the advance notice provisions set forth in our bylaws.

Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, (i) the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim as defined under the Maryland General Corporation Law, (b) any derivative action or proceeding brought in the right or on behalf of the Company, (c) any action asserting a claim of breach of any duty owed by any trustee, officer, employee or agent of the Company to the Company or its shareholders, (d) any action asserting a claim against the Company or any trustee, officer, employee or agent of the Company arising pursuant to any provision of the Maryland General Corporation Law, the Company’s Declaration of Trust or bylaws or (e) any action asserting a claim against the Company or any trustee, officer, employee or agent of the Company that is governed by the internal affairs doctrine, and (ii) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. In the event that any action or proceeding described in clause (i) is pending in the Circuit Court for Baltimore City, Maryland, our bylaws require that any shareholder that is a party to such proceeding or claim shall cooperate in seeking to have the action or proceeding assigned to the Maryland Business and Technology Case Management Program.
Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws
The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.
Restrictions on Ownership
In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals at any time during the last half of each taxable year (as defined in the Internal Revenue Code to include certain entities).
Because our board of trustees believes that it is essential for us to qualify as a REIT and for anti-takeover reasons, our declaration of trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that:
•no person, other than an excepted holder or a designated investment entity (each as defined in the declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 7%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common shares;
•no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in number or value or any class of series of preferred shares;
•no one excepted holder, which means members of the Kite family, their family members and certain entities controlled by them, treated as an individual, may currently acquire or hold, directly or indirectly, shares in excess of 21.5% in number or value, whichever is more restrictive, of our issued and outstanding common shares after application of the relevant attribution rules;
•no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of shares;
•no person shall beneficially own shares that would result in our otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the our owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code);
•no person shall beneficially or constructively own our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and
•no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.
The declaration of trust defines a “designated investment entity” as:
•an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Internal Revenue Code;
•an entity that qualifies as a regulated investment company under Section 851 of the Internal Revenue Code; or
•an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended; so long as each beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7% ownership limit on common shares or the 9.8% ownership limit on preferred shares if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.
Our board of trustees may waive the 7% ownership limit for common shares, the 9.8% ownership limit for preferred shares, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person’s ownership in excess of the 7% limit for common shares, the 9.8% limit for preferred shares or the 9.8% designated investment entity limit, as applicable, would not jeopardize our qualification as a REIT.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. Such events will result in the automatic transfer of our common shares to a charitable trust, which will be responsible for selling the common shares to permitted transferees and distributing at least a portion of the proceeds to the prohibited transferees. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
All certificates representing our shares will bear a legend referring to the restrictions described above.
Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.